Exhibit 99.2

FERRELLGAS, L.P. ANNOUNCES 65.82% OF 9.125% SENIOR NOTES DUE 2017 TENDERED BY THE CONSENT DEADLINE AND ALSO ANNOUNCES RELATED REDEMPTION OF 9.125% SENIOR NOTES DUE 2017

OVERLAND PARK, KANSAS (November 4, 2013)  — Ferrellgas, L.P. (the “Company”) announced today that $197,468,000 in principal amount of the 9.125% Senior Notes due 2017 issued by the Company and Ferrellgas Finance Corp. (the “Notes”) (CUSIP No. 315292AJ1), or 65.82% of the outstanding Notes, had been validly tendered as of the consent deadline and withdrawal date of 5:00 p.m., New York City time, on November 1, 2013, in connection with the Company’s previously announced cash tender offer to purchase any and all of the outstanding Notes and related consent solicitation to eliminate substantially all of the restrictive covenants, certain provisions related to consolidation and merger and certain events of default contained in the indenture for the Notes. Pursuant to the consent solicitation, the Company received consents from greater than a majority of the aggregate principal amount of the Notes (determined as provided for in the indenture governing the Notes) to amend, and has executed a supplemental indenture to, the indenture governing the Notes.  The tender offer and consent solicitation is made pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 21, 2013 (the “Offer to Purchase”), which sets forth a more comprehensive description of the terms of the tender offer and consent solicitation.

On November 4, 2013, the Company accepted for purchase and payment all of the Notes that were validly tendered and not withdrawn at or prior to the consent deadline.  Payment for the Notes was made today.  Holders of Notes who tendered their Notes and delivered consents at or prior to the consent deadline received $1,050.63 for each $1,000 principal amount of Notes validly tendered (which includes the consent payment of $30.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the initial payment date for the tender offer.

The tender offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on November 18, 2013, unless extended or earlier terminated.  Holders who validly tender their Notes after the expiration of the consent deadline and at or prior to the expiration date will receive $1,020.63 for each $1,000 principal amount of the Notes validly tendered (which is the total consideration minus the consent payment), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the final payment date for the tender offer and consent solicitation. The Company currently expects to have a final acceptance date and final purchase promptly following the expiration of the tender offer for Notes tendered after the consent deadline.

The Company has also announced that it will redeem for cash all Notes that remain outstanding after the consummation of the tender offer at the redemption price of $1,045.63 per $1,000 principal amount, plus accrued and unpaid interest on the Notes up to, but not including, the redemption date.  Holders may obtain copies of the official notice of redemption by calling U. S. Bank National Association, the trustee for the Notes, toll free at (800) 934-6802.

Payment of the redemption price will be made on or about December 5, 2013 upon presentation and surrender of the Notes by mail or hand delivery to U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Global Corporate Trust Services.  Unless the Company defaults in making the redemption payment, interest on the Notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof is to receive the redemption payment upon surrender to U. S. Bank National Association of the Notes.

The Company has retained BofA Merrill Lynch to serve as dealer manager and solicitation agent for the tender offer and consent solicitation and has  retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the tender offer and consent solicitation.  Requests for documents may be directed to D.F. King & Co., Inc.  by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street — 22nd Floor, New York, NY 10005.  Questions regarding the tender offer may be directed to BofA Merrill Lynch at (888) 292-0700 or (980) 387-3907.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities.  The tender offer and consent solicitation is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.  None of the Company, the dealer manager and solicitation agent, the tender agent or the information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer.  Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833